EXHIBIT 5.1

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

June 23, 2017

Canadian Imperial Bank of Commerce
199 Bay Street, 11th Floor
Toronto, Ontario M5L 1A2
Canada

Dear Sirs/Mesdames:

Re: Canadian Imperial Bank of Commerce

We are acting as Canadian counsel to Canadian Imperial Bank of Commerce (“CIBC”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) to be filed by CIBC with the United States Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of 120,000 common shares in the capital of CIBC (the “Common Shares”), as set out in the Registration Statement. The Common Shares will be issued in connection with the transactions contemplated by the Agreement and Plan of Merger dated June 29, 2016 among PrivateBancorp, Inc. (“PrivateBancorp”), CIBC and CIBC Holdco Inc., as amended on March 30, 2017 (as so amended, the “Merger Agreement”), as described in the Registration Statement (the “Merger”). This opinion letter is being delivered in connection with the Registration Statement, to which it appears as an exhibit.

Upon the Merger becoming effective today, (i) each PrivateBancorp option, whether vested or unvested, that was issued under the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan and the PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan (the “Incentive Compensation Plans”) and was outstanding and unexercised immediately prior to the effective time of the Merger was converted automatically into an option to purchase Common Shares on the terms specified in the Merger Agreement, and (ii) certain former employees of PrivateBancorp and its subsidiaries have the right to purchase Common Shares in the market using the cash portion of the merger consideration they receive for PrivateBancorp shares held in their employer stock fund accounts at the effective time of the Merger, and/or balances they hold in other accounts, of the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan, as amended (the “KSOP”).

We have examined and relied as to matters of fact upon such records and proceedings of CIBC, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of CIBC and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

For the purposes of giving the opinion referred to in paragraph 3, we have assumed that the Common Shares purchasable on the open market by former PrivateBancorp employees under the KSOP were, at the time of issuance thereof, validly issued and credited as fully paid and non-assessable Common Shares of CIBC.

Our opinion is given to you as of the effective date of the Registration Statement as determined by the SEC and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinion hereinafter expressed is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

Based and relying upon and subject to the foregoing we are of the opinion that:

1.              The Common Shares have been duly authorized;

2.              The Common Shares issuable upon the exercise of options under the Incentive Compensation Plans, upon issuance and delivery against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

3.              The Common Shares which may be purchased under the KSOP are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the references to our firm name therein.

Very truly yours,

/s/ Torys LLP

Torys LLP